 Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DIME COMMUNITY BANCSHARES, INC.

(Under Section 807 of the Business Corporation Law)

FIRST: The name of the corporation is “Dime Community Bancshares, Inc.” (the “Corporation”). The name under which the Corporation was formed was “Bridge Bancorp, Inc.”

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Department of State of the State of New York on September 13, 1988 and was amended by Certificates of Amendment filed with the Department of State of the State of New York on May 8, 1997, June 24, 1999, January 6, 2009, June 15, 2015 and a Certificate of Merger filed with the Department of State of the State of New York on January 27, 2021.

THIRD: This Restated Certificate of Incorporation of the Corporation was authorized by resolution of the board of directors of the Corporation on February 1, 2021.

FOURTH: The Certificate of Incorporation of the Corporation is hereby restated without amendment or change to read as herein set forth in full.

CERTIFICATE OF INCORPORATION

OF

DIME COMMUNITY BANCSHARES, INC.

1.            Name. The name of the corporation is “Dime Community Bancshares, Inc.” (hereinafter referred to as the “Corporation”). The name under which the Corporation was initially formed was “Bridge Bancorp, Inc.”

2.            Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law.

3.            Office. The office of the Corporation is to be located in Suffolk County, State of New York.

4.            Capital Stock.

4.1.         Number of Shares. (a) The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000 shares, of which 80,000,000 shares shall be shares of common stock, par value $0.01, and 10,000,000 shares shall be shares of preferred stock, par value $0.01.

(b)          The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate of amendment to the Certificate of Incorporation pursuant to the applicable law of the State of New York (such certificate being hereinafter referred to as a “preferred stock designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

4.2.         Preemptive Rights. No holder of shares of any class or of any series of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

4.3.         5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A. A series of preferred stock of the Corporation is hereby created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

4.3.1.        Designation and Amount. The series of preferred stock, par value $0.01 per share, shall be designated as the “5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 4.3.6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 5,299,200 shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 4.3.7 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series A Preferred Stock.

4.3.2.        Dividends.

(a) Holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.50% per annum for each Dividend Period (as defined below) from November 15, 2020 (the “Initial Dividend Accrual Date”), beginning on February 15, 2021. If the Corporation issues additional shares of Series A Preferred Stock after the Initial Dividend Accrual Date, dividends on such additional shares of Series A Preferred Stock may accumulate from and including the Initial Dividend Accrual Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series A Preferred Stock are issued. A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Initial Dividend Accrual Date.

(b)            If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series A Preferred Stock quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2021 (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. A “Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in the State of New York, are generally authorized or required by law or governmental action to close.

(c)            Dividends shall be payable to holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)            Dividends payable on shares of the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series A Preferred Stock pursuant to Section 4.3.6, dividends on shares of the Series A Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

(e)             Dividends on shares of the Series A Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series A Preferred Stock for any subsequent Dividend Period with respect to the Series A Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.01 per share, of the Corporation (the “Common Stock”).

(f)             So long as any share of the Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series A Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid in full or a sum sufficient for the payment thereof set aside for such payment:

(i)	no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)	no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid or made available for a sinking fund for the redemption of any such security by the Corporation; and

(iii)	no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases, redemption or other acquisitions of shares of Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g)            No dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities, if any, for any period unless dividends on the shares of Series A Preferred Stock have been contemporaneously declared and paid in full or a sum sufficient for the payment thereof set aside for such payment for all declared and unpaid dividends (without accumulation of any undeclared dividends) for all Dividend Periods. When dividends are not paid in full upon the shares of Series A Preferred Stock and any other Parity Securities, if any, all dividends declared and paid upon the shares of the Series A Preferred Stock and any other Parity Securities, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other. No Interest shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears.

(h)            Subject to the conditions in this Section 4.3.2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.

(i)             Dividends on the Series A Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

4.3.3.        Liquidation Preference.

(a) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to the sum of any declared and unpaid dividends, without accumulation of any undeclared dividends, for Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 4.3.3.

(b)            In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series A Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)            For purposes of this Section 4.3.3, the merger or consolidation by the Corporation with or into any other entity or by another entity with or into the Corporation, including a merger or consolidation in which the holders of the Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or other transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms that are substantially similar to the terms of the Series A Preferred Stock set forth herein.

4.3.4.        Preemption and Conversion. The holders of the Series A Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of, or any interest or property in, the Corporation.

4.3.5.        Voting Rights.

(a) The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 4.3.5 or as otherwise specifically required by law.

(b)            So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock and any Voting Parity Stock, voting together as a single class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or reclassify any authorized capital stock into any such shares of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

(c)            So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

(i)	amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of capital stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

(ii)	consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are substantially similar to the terms of the Series A Preferred Stock.

(d)            If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of preferred stock as to payment of dividends and that have similar voting rights, if any (such stock, “Voting Parity Stock”), to vote for the election of such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”), at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Parity Securities (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, or if no such request is made, in either event such election shall be held at such next annual or special meeting of the stockholders), to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series A Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e)            Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series A Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described in Section 4.3.6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 4.3.6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

(f)             In exercising the voting rights set forth in this Section 4.3.5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series A Preferred Stock shall be entitled to one vote.

(g)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 4.3.6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

(h)            Notice for a special meeting to elect the Preferred Directors shall be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any requesting holder of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 4.3.5(h), and for that purpose shall have access to the stock register of the Corporation.

4.3.6.        Redemption.

(a)            The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series A Preferred Stock shall not have the right to require the redemption or repurchase of the Series A Preferred Stock.

(b)            The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series A Preferred Stock, in whole or in part, from time to time, on or after June 15, 2025, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

(c)            At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series A Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series A Preferred Stock in whole, but not in part, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i)	amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

(ii)	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or

(iii)	final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series A Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(d)            If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 4.3.6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice and any defect in such notice or in the mailing thereof, to any holder of shares of the Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

(e)            If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the redemption date, dividends shall cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 4.3.5, except the right to receive the redemption price equal to $25.00 per share plus any declared and unpaid dividends for prior Dividend Periods and any declared and unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date, without interest.

(f)             In the case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares of the Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is issued, subject to the provisions hereof. Subject to the provisions of this Section 4.3.6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time.

(g)            Any redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System or any other appropriate federal regulatory agency and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System or other applicable guidelines of any other appropriate federal regulatory agency applicable to redemption of the Series A Preferred Stock.

(h)            Shares of the Series A Preferred Stock that have been reacquired in any manner by the Corporation, including shares purchased, otherwise acquired for value or redeemed pursuant to this Section 4.3.6, shall (upon compliance with any applicable provisions of the laws of the State of New York) after such acquisition be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued by the Corporation as part of any series of preferred stock other than as Series A Preferred Stock.

4.3.7.        Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the New York Business Corporation Law stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Amended and Restated Certificate of Incorporation within the limitations provided by law. The Corporation may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.

4.3.8.        Rank. The shares of Series A Preferred Stock shall rank:

(a) senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series A Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

(b)            on parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)            junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require and junior to all existing and future indebtedness and other liabilities of the corporation).

4.3.9.        Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

4.3.10.      Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

4.3.11.      Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series A Preferred Stock in any manner permitted by DTC.

4.3.12.      Other Rights. The shares of Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or as provided by applicable law.

5. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process in action or proceeding against the Corporation which may be served upon the Secretary of State is 898 Veterans Memorial Highway, Suite 560, Hauppauge, NY 11788, Attention: Corporate Secretary.

6. Duration. The duration of the Corporation is to be perpetual.

7. Opposition of Tender or Other Offer. (A) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1)  Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

(2)  Whether a more favorable price could be obtained for the Corporation’s securities in the future.

(3)  The social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(4)  The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock.

(5)  The value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.

(6)  The business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon the Corporation and any of its subsidiaries and the other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(7)  Any antitrust or other legal and regulatory issues that are raised by the offer.

(B)  If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

8. Business Combinations. (A)  Except as otherwise expressly provided in paragraph (B) of this Section 8, a Business Combination (as defined) shall require the affirmative vote of not less than seventy-five percent of the votes. entitled to be cast by the holders of all then outstanding shares of common stock of the Corporation (“Common Stock”).

(B)  The provisions of paragraph (A) of this Section 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in the following paragraphs (B)(1) and (B)(2) are met:

(1)  The Business Combination shall have been approved by seventy-five percent or more of the Continuing directors (as defined) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined) to become an Interested Shareholder.

(2)  (a)     The aggregate amount of cash, and the Fair Market Value (as defined), as of the date of the consummation of the Business Combination, of the consideration other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of the following: (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”); and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”).

(b)  The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

(c)  After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) there Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing directors; and (iii) such Interest Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any Common Stock.

(d)  After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(e)  Such Interested Shareholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing directors.

(C)  For the purpose of this Section 8:

(1)  The term “Business Combination” shall mean:

(a)  any merger or consolidation of the Corporation or any Subsidiary (as defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder; or

(b)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more; or

(c)  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(d)  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(e)  any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

(2)  The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

(3)  The term “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

(a)  is the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock; or

(b)  is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or

(c)  is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(4)  A person shall be a “beneficial owner” of any Common Stock:

(a)  which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(b)  which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c)  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to this paragraph (C)(4), the number of shares of Common Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraphs (C)(5) and (C)(6), but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(5)  An “Affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(6)  The term “Associate” used to indicate a relationship with any person, means:

(a)  any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

(b)  any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c)  any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

(7)  The term “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (C)(4), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

(8)  The term “Continuing director” means any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing director while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing director by a majority of Continuing directors.

(9)  The term “Fair Market Value” means:

(a)  in the case of cash, the amount of such cash;

(b)  in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing directors in good faith; and

(c)  in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing directors.

(10)  In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in the context of paragraphs (B)(2)(a) and (B)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(D)  The Board shall have the power and duty to determine for the purposes of this Section 8, on the basis of information known to them after reasonable inquiry,

(1)  whether a person is an Interested Shareholder;

(2)  the number of shares of Common Stock or other securities beneficially owned by any person;

(3)  whether a person is an Affiliate or Associate of another; and

(4)  whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

(E)  Nothing contained in this Section 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(F)  The fact that any Business Combination complies with the provisions of paragraph (B) of this Section 8 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

9. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages because of his breach as a director unless:

(A)  such liability is based upon a judgment or other final adjudication adverse to him which establishes:

(1)  that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

(2)  that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(3)  that his acts violated Section 719 of the New York Business Corporation Law; or

(B)  such liability is for any act or omission preceding September 13, 1988.

If the New York Business Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.

10. Amendments to Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock of the Corporation shall be required to amend or repeal, or adopt any provision inconsistent with, Section 4.2 (Preemptive Rights), Section 7 (Opposition of Tender or Other Offer), Section 8 (Business Combinations), Section 9 (Director Liability) and this Section 10 (Amendments to Certificate of Incorporation); provided, however, that this Section 10 shall not apply to, and such seventy-five percent vote shall not be required for, any amendment, repeal or adoption approved by seventy-five percent of the Board if all of such directors are persons who would be eligible to serve as Continuing directors within the meaning of paragraph (C)(8) of Section 8.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 2nd day of February, 2021.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President, General Counsel and Secretary

RESTATED

CERTIFICATE OF INCORPORATION

OF

DIME COMMUNITY BANCSHARES, INC.

(Under Section 807 of the Business Corporation Law)

Filed by:	Jeffrey Cass
(Name)

5335 Wisconsin Ave, NW, Suite780
(Mailing address)

Washington, DC 20015
(City, State and Zip code)